LEONARD BELL, M.D., ALEXION’S FOUNDER,
ANNOUNCES PLANS TO RETIRE AS CHAIRMAN AND BOARD MEMBER

-- Board Expects to Appoint Interim CEO, David Brennan, to Succeed Dr. Bell as Chairman --

NEW HAVEN, Conn.—March 2, 2017— Leonard Bell, M.D, Founder of Alexion Pharmaceuticals Inc. (NASDAQ: ALXN), has informed the Board of Directors that he will not stand for reelection as a Board member and will retire as Chairman of the Board and as a Director at the end of his term, effective as of the Annual Meeting of Shareholders scheduled for May 10, 2017. In accepting Dr. Bell’s decision, the Board announced that it expects to appoint David Brennan, Alexion’s Interim Chief Executive Officer and fellow Board member, to succeed Dr. Bell as Chairman.
R. Douglas Norby, Alexion’s Lead Independent Director, said, “On behalf of the entire Board of Directors, we want to extend our deep appreciation to Lenny for his extraordinary vision and leadership over the past 25 years. Lenny is a giant in the field of biotechnology and one of the industry’s true pioneers who helped usher in the era of modern medicine. His unwavering commitment and perseverance to medical research, his advocacy for serving patients and their families through breakthrough medical innovation, and his stewardship of the Company have all contributed to making Alexion the global biopharmaceutical leader it is today. As Lenny retires, we are very pleased that the Board plans on appointing David Brennan as our new Chairman following the Annual Meeting. David’s deep knowledge of Alexion, including the insights he is now gaining as our Interim CEO, make him ideally suited to serve as our next Chairman, and we look forward to his important ongoing contributions to the Company.”
Dr. Bell said, “I am incredibly proud of all that we have achieved over the past 25 years since Alexion was founded, and I have great confidence in the future of the Company. Since my retirement as CEO in 2015, it has been highly gratifying to continue to work closely with the Board and management as Chairman. I am very much looking forward to spending increasing time with my family, and also exploring new and different opportunities. I am extremely grateful to and would like to thank all the employees of Alexion and, most importantly, encourage them to continue their important mission of discovering and developing new breakthrough therapies to transform the lives of patients who suffer from rare and devastating disorders.”
Interim CEO, David Brennan said, “Since joining the Alexion Board of Directors in 2014 and being named Interim CEO late last year, I have gotten to know and deeply respect Lenny for the exceptional foresight and determination he so passionately brings to Alexion. He will be missed, and it will be my distinct honor to succeed him as Chairman. Since becoming Interim CEO, I am even more impressed with Alexion, the caliber of our employees, and their commitment to serving patients with our transformative therapies. Our team is focused on our mission, and we are working hard to drive significant, long-term growth that benefits all of our stakeholders. The Board and I look forward to partnering with Alexion’s new CEO, once he or she is announced, to continue the Company’s progress and to execute on our strategy as a leader and innovator in the global biopharmaceutical industry.”
About Leonard Bell, M.D.

Dr. Bell was the principal founder of Alexion in 1992 and served as the Chief Executive Officer from the Company’s inception until he retired as CEO on March 31, 2015. Under his leadership Alexion grew to become a global biopharmaceutical company with employees serving patients with severe and life-threatening disorders in 50 countries through fully integrated research, discovery, development, manufacturing, and commercial capabilities.
Prior to founding Alexion, Dr. Bell was an attending physician at Yale-New Haven Hospital and Assistant Professor of Medicine and Pathology at the Yale University School of Medicine, where he also received his M.D. degree. Dr. Bell was a recipient of the numerous awards and honors as an academic scientist prior to founding Alexion.
Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.
About David R. Brennan
Mr. Brennan has been serving as Alexion’s Interim Chief Executive Officer since December 2016, while the Company conducts a search for a permanent CEO. Once that new CEO is identified, Mr. Brennan will continue as Alexion’s Chairman. Mr. Brennan has been a Director of Alexion since July 2014 and has served on the Strategy and Risk Committee, the Quality Compliance Committee, and the Science and Innovation Committee. From 2006 to 2012, he served as Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility, including as Executive Vice President of North America from 2001 to 2006 and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career in 1975 at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck.
He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.
About Alexion
Alexion is a global biopharmaceutical company focused on developing and delivering life-transforming therapies for patients with devastating and rare disorders. Alexion is the global leader in complement inhibition and has developed and commercializes the first and only approved complement inhibitor to treat patients with paroxysmal nocturnal hemoglobinuria (PNH) and atypical hemolytic uremic syndrome (aHUS), two life-threatening ultra-rare disorders. In addition, Alexion’s metabolic franchise includes two highly innovative enzyme replacement therapies for patients with life-threatening and ultra-rare disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D). Alexion is advancing its rare disease pipeline with highly innovative product candidates in multiple therapeutic areas. This press release and further information about Alexion can be found at: www.alexion.com.
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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements often include words such as "anticipate," "believe," "expect," "will," or similar expressions. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ from those expected, including for example, risks related to potential disruptions to our business as a result of the leadership changes, the risk that hiring a new CEO may take longer than anticipated, and a variety of other risks set forth from time to time in Alexion's filings with the U.S. Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the period ended December 31, 2016 and in our other filings with the U.S. Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Alexion Contacts:
Media
Stephanie Fagan, 475-230-3777
Senior Vice President, Corporate Communications

Kim Diamond, 475-230-3775
Executive Director, Corporate Communications

Investors
Elena Ridloff, CFA, 475-230-3601
Vice President, Investor Relations

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